Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of ALE Group Holding Limited on the post-effective Amendment No. 26 to Form F-1 (File No. 333-239225) of our report dated July 19, 2024, with respect to our audits of the consolidated financial statements of ALE Group Holding Limited as of March 31, 2023 and 2024 and for each of the two years in the period ended March 31, 2024, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

April 7, 2025